UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15
CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITES EXCHANGE ACT OF 1934.
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                                                Commission File Number 000-29947
                                                                       ---------

                      Integrated Information Systems, Inc.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)
            2250 W. 14th Street, Tempe, AZ 85281        480-752-5000
            --------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         Common Stock,  par value $.001
                         ------------------------------
            (Title of each class of securities covered by this Form)
                                       NONE
                                    --------
    (Titles of all other classes of securities for which a duty to file reports under section
                             13(a) or 15(d) remains)
                             -----    -----

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:



Rule  12g-4(a)(1)(i)  X      Rule  12h-3(b)(1)(i)  X
Rule 12g-4(a)(1)(ii)         Rule  12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)          Rule  12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)         Rule  12h-3(b)(2)(ii)
                             Rule  15d-6  ----------



Approximate  number of holders of record as of the certification or notice date:
Two  Hundred  and  One  (201)Shareholders.

Pursuant to the requirements of the Securities Exchange Act of 1934 Integrated Information Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December  17,  2003               By:  /s/James  G.  Garvey,  Jr.
                                         -------------------------------
                                         James  G. Garvey, Jr.
                                         Chairman, Chief  Executive Officer and
                                         President
                                         (Principal  Executive  Officer)